Exhibit 14
SETTLEMENT AGREEMENT
          This Agreement (the “Agreement”) is entered into this 18th day of August, 2008, by and between Cape Fear Bank Corporation, a North Carolina corporation (the “Company”), and Cape Fear Bank, a North Carolina chartered bank (the “Bank” and, together with the Company, the “Company Parties”), on the one hand, and each of The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Maurice J. Koury, Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (each, a “Shareholder Group Member” and, collectively, the “Shareholder Group”), on the other hand (collectively, the “Parties”). For purposes of this Agreement, the Shareholder Group shall also include all parties to the Schedule 13D with respect to Company common stock of any or all members of the Shareholder Group, as now or hereinafter filed with the SEC (“Schedule 13D”).
RECITALS
     WHEREAS, the Parties desire to set forth certain covenants and agreements to resolve their respective views regarding various matters as to the Company, including the composition of the Company’s Board of Directors (the “Board”); and
     WHEREAS, the Parties have agreed that Walter Lee Crouch, Jr., Becky Parker O’Daniell, Craig S. Relan, Walter O. Winter, Scott C. Sullivan, Mort Neblett, James S. Mahan III, David Lucht and one independent director nominee selected as set forth herein shall be appointed to the Board.
     NOW, THEREFORE, in consideration for the covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Board and Annual Meeting Matters. The Parties covenant and agree that:
          (a) On the date hereof, the Company shall take all actions necessary to postpone the 2008 annual meeting of shareholders of the Company (the “2008 Annual Meeting”).
          (b) As promptly as practicable, but no later than the first business day after the date of this Agreement, the Board shall duly convene and hold a meeting of the Board and at such meeting (i) the Board shall fix the number of directors at eight to reflect the reconstitution of the Board as provided herein, (ii) the Board shall appoint Scott C. Sullivan, Mort Neblett, James S. Mahan III and David Lucht (collectively, the “Shareholder Nominees”) to the Board, with Walter Lee Crouch, Jr. to serve as the Chairman of the Board; and (ii) the Board shall accept the resignations described in Section 1(h) of each of the current directors not forming a part of the New Board (as defined below).
          (c)  The newly constituted Board (the “New Board”), consisting of the Shareholder Nominees and the four incumbent directors, Walter Lee Crouch, Jr., Becky Parker

O’Daniell, Craig S. Relan and Walter O. Winter (the “Incumbent Nominees”) shall form a special committee of the Board comprised of two of the Shareholder Nominees and two of the Incumbent Nominees to identify and select a ninth independent member of the Board (the “Selection Committee”). The Selection Committee shall act in good faith to select a qualified independent director nominee (the “Independent Nominee”) to serve as the ninth member of the Board as soon as practical. The Selection Committee shall first solicit recommendations from River Oaks Capital LLC and Banc Funds Company, L.L.C., two of the Company’s institutional shareholders. After receiving such recommendations, the Selection Committee may solicit recommendations from outside advisors (including Hunton & Williams LLP, Hogan & Hartson LLP and Ward & Smith, P.A.) or other sources in the sole discretion of the Selection Committee. The Selection Committee shall give preference to residents of the state of North Carolina. The selection of the Independent Nominee by a majority or unanimous vote of the Selection Committee shall be final and binding on all Parties. Upon such selection by the Selection Committee and agreement by the Independent Nominee, the New Board shall appoint the Independent Nominee to the Board.
          (d) The New Board shall be responsible for determining the date of the postponed 2008 Annual Meeting and the New Board shall recommend and nominate the Shareholder Nominees, the Incumbent Nominees and the Independent Nominee, if one has been selected (collectively, the “Combined Slate”), to stand for election at the 2008 Annual Meeting.
          (e) In the event that the Independent Nominee is included in the Combined Slate to stand for election at the 2008 Annual Meeting, the Board shall be classified as follows: (i) Walter Lee Crouch, Jr., Becky Parker O’Daniell and Scott C. Sullivan shall be nominated as Class I directors with terms expiring in 2009; (ii) Craig S. Relan, Mort Neblett and James S. Mahan III shall be nominated as Class II directors with terms expiring in 2010; and (iii) Walter O. Winter, David Lucht and the Independent Nominee shall be nominated as Class III directors with terms expiring in 2011.
          (f) The board of directors of the Bank (the “Bank Board”) shall be comprised of the same individuals that comprise the Board. James S. Mahan III shall be appointed to serve as Chairman of the Bank Board.
          (g) To the extent practicable and consistent with Nasdaq and SEC rules, each committee of each of the Board and the Bank Board shall have a equal number of Shareholder Nominees and Incumbent Nominees. Neither the Board nor the Bank Board shall form an executive committee without the approval of at least two-thirds of their respective directors.
          (h) No later than the date on which the New Board is appointed, each of the current directors of each of the Company and the Bank not forming a part of the Combined Slate shall submit his or her respective irrevocable resignation from the Board and the Bank Board, in each case effective immediately prior to the effectiveness of the appointment of the Shareholder Nominees.

          (i) Until the third anniversary of the date of this Agreement (i) the number of Continuing Shareholder Group Directors and Continuing Incumbent Directors (each as defined below in this Section 1(i)) serving on the Board shall be maintained at four and four, respectively, (ii) all vacancies on the Board created by the cessation of service of a Continuing Shareholder Group Director for any reason shall be filled by a nominee designated to the Board by a committee of the Board constituted solely of the Continuing Shareholder Group Directors (the “Continuing Shareholder Group Directors Committee”); and (iii) all vacancies on the Board created by the cessation of service of a Continuing Incumbent Director for any reason shall be filled by a nominee designated to the Board by a committee of the Board constituted solely of the Continuing Incumbent Directors (the “Continuing Incumbent Committee”). The terms “Continuing Shareholder Group Directors” and “Continuing Incumbent Directors” shall for purposes of this Agreement mean, respectively, the Shareholder Nominees or Incumbent Nominees, as the case may be, who were appointed or designated to serve as directors of the Company pursuant to this Agreement, and any other directors of the Company who take office after the date hereof and prior to the third anniversary of the date hereof who are nominated or designated to the Board by the Continuing Shareholder Group Directors Committee or the Continuing Incumbent Directors Committee, as the case may be.
          (j) The Board shall nominate and recommend for election at the 2008, 2009, 2010 and 2011 annual meetings of shareholders of the Company (the “Annual Meetings”), the Continuing Shareholder Group Directors, the Continuing Incumbent Directors and the Independent Nominee (the “Combined Slate”).
     2. Expenses. The Company shall reimburse Maurice J. Koury for the documented invoiced out-of-pocket fees and expenses reasonably incurred in connection with (a) the proxy solicitation commenced by him which is described in the proxy statement filed by him and other members of the Shareholder Group with the SEC, (b) this Agreement and the settlement negotiations which preceded this Agreement, and (c) SEC filings made by the Shareholder Group with respect to ownership of Company common stock; provided, however, that such reimbursement shall not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate. Such invoices need not include any detail that may be deemed to waive the attorney-client privilege between Mr. Koury and his counsel. In accordance with the foregoing, the Company shall promptly, but in no event later than five (5) business days after his request for reimbursement is made to the Company, reimburse Mr. Koury for such fees and expenses.
     3. Covenants of the Shareholder Group. Each Shareholder Group Member covenants and agrees that, in reliance on the covenants and agreements of the Company Parties set forth herein:
          (a) such Shareholder Group Member will support the election of the Combined Slate, agree to vote all shares beneficially owned by them in favor of the Combined Slate, and agree to refrain from taking any action inconsistent with the foregoing, in each case, at the Annual Meetings.

          (b) such Shareholder Group Member will not solicit authority, directly or indirectly, from any shareholder of the Company to elect or vote for any candidate or candidates for election to the Board at the Annual Meetings other than the Combined Slate or otherwise present for consideration to any shareholder of the Company in connection with the Annual Meetings any candidates other than the Combined Slate (except as may be modified pursuant to Section 1(i) hereof) or any proposal for any action (other than the ratification of the Company’s independent auditors), nor will such Shareholder Group Member engage in any campaign or efforts to have votes withheld from or otherwise campaign against any of the Combined Slate (except as may be modified pursuant to Section 1(i) hereof) in connection with the Annual Meetings.
          (c) from the date hereof through and including the date that is one year after the date hereof, such Shareholder Group Member will not form, join or in any way participate in any “group” with respect to any voting securities, other than a “group” that includes all or some lesser number of the persons or entities identified as part of the Shareholder Group.
          (d) on or before two business days from the date of this Agreement, such Shareholder Group Member will amend or cause to be amended the Schedule 13D to file this Agreement and to make all appropriate disclosure related thereto.
          (e) by execution of this Agreement, such Shareholder Group Member hereby rescinds notice of his or its intention to nominate any persons for director at the 2008 Annual Meeting, and hereby rescind notice of his or its intention to propose any other matters to come before the stockholders at the 2008 Annual Meeting.
     4. Additional Agreements of the Parties.
          (a) Mr. Koury agrees that, for a period ending on the earlier of (i) the date that is twelve (12) months after the date hereof and (ii) the date on which the Company enters into a definitive agreement for the sale of all or substantially all of the common stock of the Company (the “Standstill Period”), he will not (and he will ensure that his Affiliates, as defined below (and any representative and any other person acting on behalf of or in concert with him or any Affiliate) will not), directly or indirectly, without the prior written consent of the Board, (A) acquire, agree to acquire, propose, seek or offer to acquire, enter into a swap or other arrangement to acquire or facilitate the acquisition or ownership of, any securities of the Company or any of its subsidiaries, any assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, any derivative security relating to or deriving its value from any such securities, or any other right to acquire such securities, (B) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (C) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company, (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (F) otherwise act, alone or in concert with others, to seek to control or influence the management, Board, governing instruments or the policies or affairs of the Company, (G) disclose any intention, plan or arrangement to take any of the actions enumerated in clauses (A) through (F) above or (H) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements enumerated in clauses (A) through (F) above with any other person or group (within the meaning of Section 13(d)(3) of the Exchange Act); provided, that nothing in this paragraph will prohibit the acquisition by Mr. Koury or any of his Affiliates during the Standstill Period of (1) not more than 200,000 shares of common stock of the Company in open-market transactions or (2) any securities or rights to acquire securities offered by the Company to all shareholders generally (including a “rights offering”). The Company Parties shall not take any action to oppose any acquisition contemplated by the immediately preceding proviso (including objecting to or opposing any regulatory application or notice filed in furtherance thereof). Mr. Koury further agrees that during the Standstill Period he will not (and he will ensure that his Affiliates (and any Representative or other person acting on behalf of or in concert with him or any Affiliate) will not), directly or indirectly, without the prior written consent of the Board, make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). For purposes of this Agreement, the term affiliate (“Affiliate”) means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The foregoing shall in no way limit the ability of the members of the New Board to act as directors consistent with their fiduciary duties.
          (c) Promptly after the appointment of the New Board, the Company’s financial advisors, McKinnon & Co. (“McKinnon”) shall be asked to provide the Board with an updated presentation with respect to the acquisition transaction that the Company is currently reviewing (the “M&A Transaction”). Provided that (i) McKinnon delivers a favorable fairness opinion with respect to the M&A Transaction, (ii) a second favorable fairness opinion is obtained by an independent investment firm selected by the Shareholder Nominees (which must be reasonably acceptable to the Incumbent Nominees and must not be an investment firm that has advised the Shareholder Group during the 12 months prior to the date of this Agreement) and (iii) at least three of the Shareholder Nominees approves the M&A Transaction, Mr. Koury will not (and he will ensure that his Affiliates (and any representative and any other person acting on behalf of or in concert with him or any Affiliate) will not, directly or indirectly, (A) make any public statement in opposition to such M&A Transaction or (B) engage in any “solicitation” of proxies or consents, seek to advise, encourage or influence any person with respect to the voting of any Company securities in opposition to such M&A Transaction.

          (d) The Parties acknowledge and agree that: (i) Ward & Smith, P.A. shall continue to act as primary outside counsel to the Company Parties; (ii) Hogan & Hartson LLP shall continue to act as co-counsel on corporate and securities matters, including the M&A Transaction; and (iii) Hunton & Williams LLP shall be retained as special counsel to the Board to advise the Board or any member of the Board as requested on corporate, regulatory and securities matters, including the M&A Transaction.
          (e) The Company represents and warrants that this Agreement, the appointment of the New Board and the other actions contemplated by this Agreement, do not constitute a “change of control” under any employment agreements or arrangements with any directors, officers or employees of any Company Parties.
          (f) Without in any way limiting their duties as new directors of the Company, each of the Shareholder Nominees hereby acknowledges that such Shareholder Nominee does not have any present intention to terminate the employment of any executive or management level employee of the Company Parties. The Parties agree not to terminate the employment or reduce the salary and benefits of any executive or management level employee of the Company Parties for a period of three months after the date hereof.
          (g) The Parties shall issue a press release no later than the first business day after the date of this Agreement substantially in the form attached hereto as Exhibit A.
     5. General.
          (a) Authority; Binding Power
               (i) Each of the Company Parties represents and warrants that the individual set forth below as signatory to this Agreement for such Company Party has the authority to execute this Agreement on its behalf of and to bind it to the terms hereof.
               (ii) Each of the Company Parties represents and warrants that the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby will not conflict with, violate or result in the violation of any applicable law, or any agreement to which any of the Company Parties is a party, except for that certain Amended Employment Agreement dated November 22, 2006 by and among the Company, the Bank and Mr. Coburn.
               (iii) Each of The Maurice and Ann Koury Charitable Trust and The Maurice J. Koury Foundation represents and warrants that the individual set forth below as signatory to this Agreement for such Party has the authority to execute this Agreement on its behalf of and to bind it to the terms hereof.
               (iv) Each of The Maurice and Ann Koury Charitable Trust and The Maurice J. Koury Foundation represents and warrants that the execution, delivery and performance of this Agreement and the completion of the transactions contemplated hereby will not conflict with, violate or result in the violation of any applicable law or any agreement to which The Maurice and Ann Koury Charitable Trust or The Maurice J. Koury Foundation is a party.
               (v) Each Shareholder Group Member listed herein, on behalf of such Shareholder Group Member, represents and warrants that (A) to such Shareholder Group Member’s knowledge, all parties to the Schedule 13D are the only parties required under applicable law to be listed in the Schedule 13D, and the references to those parties are correctly set forth in this Agreement, and (B) the execution of this Agreement does not contravene any agreement to which any Shareholder Group Member is a party or any law applicable to any Shareholder Group Member.
          (b) From the date hereof through and including the date of the 2008 Annual Meeting, each Party agrees on behalf of himself, herself, or itself and his, her or its Affiliates, not to, directly or indirectly, engage in any communications with the press or other media or in any communication to or directed at any customer, client or other third party with which the Company or the Bank has a business relationship, criticize or make any statement which disparages or is derogatory of any of the other Parties to this Agreement.
          (c) This Agreement shall be governed by the laws of the North Carolina, without regard to the conflicts of law provisions thereof.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          (e) The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          (f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision(s) in good faith so as to become enforceable while hewing as closely as possible to the original intent. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall remain enforceable in accordance with its terms.
          (g) Each Party acknowledges that its breach of this Agreement would cause irreparable injury to the other for which monetary damages would not be an adequate remedy. Accordingly, a Party will be entitled to seek injunctions and other equitable remedies in the event of such a breach by the other Party (or any of its members).

          (h) This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties with respect to the subject matter hereof are expressly canceled.
[Signature pages follow]

     In Witness Whereof, the Parties have caused this Agreement to be executed and delivered by themselves or their duly authorized officer or attorney-in-fact as of the date first set forth above.

CAPE FEAR BANK CORPORATION	THE MAURICE AND ANN KOURY CHARITABLE TRUST

By: /s/ Walter Lee Crouch, Jr.	By: /s/ Maurice J. Koury

Name: Walter Lee Crouch, Jr.	Name: Maurice J. Koury

Title: Vice-Chairman	Title: President

CAPE FEAR BANK	THE MAURICE J. KOURY FOUNDATION

By: /s/ Walter Lee Crouch, Jr.	By: /s/ Maurice J. Koury

Name: Walter Lee Crouch, Jr.	Name: Maurice J. Koury

Title: Vice-Chairman	Title: President

MAURICE J. KOURY

/s/ Maurice J. Koury
Maurice J. Koury

SCOTT C. SULLIVAN
/s/ Scott C. Sullivan
Scott C. Sullivan

MILTOM E. PETTY
/s/ Miltom E. Petty
Miltom E. Petty

MORT NEBLETT
/s/ Mort Neblett
Mort Neblett

HAYWOOD COCHRANE, JR.
/s/ Haywood Cochrane, Jr.
Haywood Cochrane, Jr.

JAMES S. MAHAN III
/s/ James S. Mahan III
James S. Mahan III

DAVID LUCHT
/s/ David Lucht
David Lucht

ROBERT ISSER
/s/ Robert Isser
Robert Isser

EXHIBIT A
Press Release
Cape Fear Bank Corporation Announces Settlement of Proxy Contest
     WILMINGTON, N.C., August 18, 2008 (BUSINESS WIRE) -- Cape Fear Bank Corporation (NASDAQ: CAPE) is pleased to announce it has reached an agreement with a group led by investor Maurice J. Koury. The company strongly believes that the settlement will result in an enhanced board of directors and a stable, focused effort to deliver maximum value to shareholders.
In connection with the settlement agreement, the current board and Mr. Koury’s group have agreed to reconstitute the board of directors immediately with the following individuals: Walter Lee Crouch Jr., Becky Parker O’Daniell, Craig S. Relan, Walter O. Winter, David Lucht, James S. Mahan III, Mort Neblett and Scott C. Sullivan.
The annual meeting of the shareholders scheduled for August 19 will be postponed, with a new meeting to be scheduled in the coming weeks. At the annual meeting, the board intends to nominate each of the individuals identified above as well as a ninth, independent director agreed upon by both parties.
“We believe this is settlement is the best outcome for shareholders of Cape Fear Bank Corporation. This resolution will allow us to put the proxy contest behind us and focus on our customers, employees and community. I look forward to working together with this new board of directors in a focused manner to allow Cape Fear to reach its full potential,” said Mr. Crouch, the company’s Vice Chairman.
Mr. Crouch added, “While the rhetoric of a proxy contest can get heated, I am now convinced that all parties involved want what is in the best interests of Cape Fear and its shareholders. I ask all parties involved, including the shareholders, to put aside any preconceived notions or bruised feelings they may have and instead focus on the positive potential of this company.”
Mr. Koury stated, “Our campaign for change at Cape Fear always has been about protecting and enhancing shareholder value, and never about control or any particular investor’s interests. This agreement provides a critical boost to the board’s strength and experience and gives all shareholders a clear assurance that their interests will drive the decisions of the board of directors.”
Mr. Koury went on to say, “On my own behalf and on behalf of Messrs. Lucht, Mahan, Neblett, Sullivan, Cochrane and Isser, we appreciate all of the support and kind words the shareholders of Cape Fear offered to us during this process.”
Mr. Mahan added, “Scott, David, Mort and I are excited to work with the Lee, Becky, Craig and Walter on behalf of all of the shareholders of Cape Fear.”
About the Company
Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with eight full-service banking offices, including three in New Hanover County, two in Pender County, and three in Brunswick County. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ’CAPE’.
Forward-Looking Statements
This press release contains statements relating to Cape Fear Bank Corporation (the Company) and its financial condition, results of operations, plans, strategies, branch expansion plans, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company’s Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of those forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of the Company’s customers; (b) customer acceptance of services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in the Company’s ability to compete effectively against larger financial institutions in its banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect the Company’s business; (e) the Company’s ability to manage growth and to underwrite increasing volumes of loans; (f) the impact on profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce net interest margin and/or the volumes and values of loans made and securities held; (h) weather and similar conditions, particularly the effect of hurricanes on banking and operations facilities and on the Company’s customers and the coastal communities in which it conducts business; (i) changes in general economic or business conditions and the real estate market in the Company’s banking market (particularly changes that affect its loan portfolio, the abilities of borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in the Company’s business that it does not expect. Although management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligation, and does not intend, to update these forward-looking statements.
Important Additional Information
Further details about this agreement will be included in a subsequent disclosure filing with the Securities and Exchange Commission.
The Company will be filing a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2008 Annual Meeting once a postponed annual meeting date is established. Shareholders are strongly advised to read the Company’s 2008 proxy statement when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the Company’s 2008 proxy statement and other documents filed by the Company with the SEC in connection with the 2008 Annual Meeting at the SEC’s website at www.sec.gov or at the Investor Relations section of the Company’s website at www.capefearbank.com. The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting. Information concerning the Company’s directors and officers is available in its Form 10-K/A for the fiscal year ended December 31, 2007, filed with the SEC on April 29, 2008.